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                      MOUNT VERNON SECURITIES LENDING TRUST

                         AMENDMENT TO CUSTODY AGREEMENT
                          DATED AS OF FEBRUARY 19, 2009

     WHEREAS, Mount Vernon Securities Lending Trust (formerly, USBAM Securities Lending Trust), a Delaware trust (the "Trust"), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Custodian"), previously entered into a Custody Agreement dated September 21, 2005 (the "Custody Agreement"); and

     WHEREAS, the second paragraph of Article 9 of the Custody Agreement contemplates that the Custodian will invest cash balances held in the Custody Account daily in certain temporary investment vehicles pursuant to procedures adopted by the Custodian and approved by the Trust's administrator (the "Sweep Procedures"), and that the Custodian will be liable to the Trust for interest for failure to invest cash balances as required by the Sweep Procedures, such interest to be calculated as described in the Custody Agreement and the Sweep Procedures; and

     WHEREAS, the Trust and the Custodian wish to amend the Custody Agreement to reflect that all cash balances will be deposited by the Custodian daily in a non-interest bearing deposit transaction account, where such deposit transaction account will qualify for insurance coverage under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program for as long as such program remains in effect.

     NOW, THEREFORE, the Trust and the Custodian agree as follows:

     1. The second paragraph under Article 9 of the Custody Agreement is hereby replaced in its entirety by the following:

          Cash balances held in the Custodian Account shall be deposited by the Custodian daily in a non-interest bearing deposit transaction account (the "Deposit Account"). The Deposit Account shall qualify for insurance coverage under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program, at no cost to the Trust, for as long as such program remains in effect.

     2. The Sweep Procedures no longer apply to the Trust.

     IN WITNESS WHEREOF, the Trust and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.

                                        MOUNT VERNON SECURITIES LENDING TRUST


                                        /s/ Joseph M. Ulrey III
                                        ----------------------------------------
                                        By: Joseph M. Ulrey III
                                        Its: Senior Managing Director


                                        U.S. BANK NATIONAL ASSOCIATION


                                        /s/ Joe D. Redwine
                                        ----------------------------------------
                                        By: Joe D. Redwine
                                        Its: Senior Vice President